Exhibit 21.1

CAPITALSOURCE SUBSIDIARIES

Alexander Funding, LLC

CapitalSource Acquisition Funding LLC

CapitalSource Analytics LLC

CapitalSource Commercial Loan LLC, 2002-1

CapitalSource Commercial Loan LLC, 2002-2

CapitalSource Commercial Loan LLC, 2003-1

CapitalSource Finance LLC

CapitalSource Funding LLC

CapitalSource Holdings, Inc.

CapitalSource Holdings LLC

CapitalSource Mortgage Finance LLC

CapitalSource Repo Funding LLC

CapitalSource SNF Funding LLC

CapitalSource SP LLC

CS Bluesky LLC

Delft Funding, LLC

Legends Funding, LLC

Mauna Loa Funding, LLC

Paradise Canyon Funding, LLC

PrivateSource Mortgage LLC

South Peters Funding, LLC

VI Funding, LLC

VO Receivable, LLC